Exhibit (a)(1)(C)

IMPORTANT INSTRUCTIONS AND INFORMATION

REGARDING THE TENDERING OF SHARES OF SERIES A COMMON STOCK

of

PRESIDIO PROPERTY TRUST, INC.

Pursuant to the Offer to Purchase

dated April 8, 2025

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 5, 2025 UNLESS THE OFFER IS EXTENDED OR WITHDRAWN

Holders of Shares registered in their own name desiring to tender their Shares should complete and sign the accompanying Letter of Transmittal and forward it to the Depositary in the enclosed envelope by one of the permitted methods of delivery listed below at the corresponding address set forth below. Instructions for completing this Letter of Transmittal are included herein, and a pre-addressed envelope to the Depositary is provided herewith.

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

By UPS, FedEx, or Courier:	By USPS Service:

Presidio Property Trust, Inc. c/o Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717	Presidio Property Trust, Inc. c/o Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0718

If you have any questions or need assistance in completing the Letter of Transmittal, please contact Broadridge Corporate Issuer Solutions, LLC, the Information Agent for the Offer, by telephone at 1-855-793-5068 or via email at Shareholder@Broadridge.com.

Delivery of this Letter of Transmittal or any other required documents to the Depositary to an address other than one of the addresses set forth above does not constitute valid delivery.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.